Exhibit 99.2

February 28, 2005

Re: Potential Property Sale and Reinstatement of Share Redemption Program

Dear Wells REIT Investor:

I am writing to share some important news about the Wells Real Estate Investment Trust, Inc. (Wells REIT). As previously communicated, negotiations were underway to sell a portion of the Wells REIT portfolio. On February 25, the Wells REIT and the buyer, Lexington Corporate Properties Trust, signed a purchase and sale agreement for an estimated $786 million representing 27 properties. The most significant benefit to you as an investor is that the Wells REIT Board of Directors is strongly considering the return of net sale proceeds from the transaction to shareholders. As a result, you could expect a special distribution of your portion of the proceeds within 60 days of the transaction closing. Furthermore, the dividend yield, as a percent of your remaining Wells REIT investment, is anticipated to be 7% for the foreseeable future. This is great news because, with this transaction, we will have taken a portion of the Wells REIT portfolio “full cycle,” locking in real estate gains and creating value for you, our shareholders. We expect the transaction to close before the end of April 2005.

The Fruits of Careful Management

For my part, I want to give you some background and perspective as to why we decided to pursue this transaction. Our portfolio management team doesn’t just buy properties – they are constantly analyzing the commercial real estate market looking for opportunities to add value and manage the portfolio to its fullest potential. They realized an opportunity to sell these properties at market pricing intended to provide an overall benefit to the portfolio and to Wells REIT shareholders. After the announcement of this potential sale, we received calls of overwhelming support from investors and their financial representatives.

The Facts

The properties involved are either wholly or jointly owned by the Wells REIT.

•	The properties are being sold for a gross market price of $786 million, and the Wells REIT’s share of this is approximately $760 million.

•	The total purchase price originally paid for the properties was approximately $610 million. The Wells REIT share of this is approximately $587 million.

Based on these calculations, we expect this pending transaction to result in the following approximate gains: (1) real estate gain of $173 million; (2) a Generally Accepted Accounting Principles (GAAP) gain of $194 million; (3) a tax gain of $182 million; and (4) a value creation to shareholders on this portion of the portfolio of $77 million.

We know you’ll have further questions regarding what this means to you personally. The actual distribution per share will be determined at closing, and we will communicate this information to you as soon as it becomes available.

Harvesting Yields More Fruit

Just as fruit trees often produce higher-quality fruit after a harvest, we expect the Wells REIT to continue to become even stronger due to diligent portfolio management. The Wells REIT’s primary investment criterion is tenant creditworthiness. Selling these properties brings the Wells REIT portfolio even closer to the highest creditworthiness possible. These ratings are a leading indicator of a tenant’s ability to maintain long-term financial stability and to meet its ongoing financial obligations. Furthermore, the remaining portfolio occupancy rate remains at 97% leased, versus a national average of 83.4% (Source: Reis, Inc.).

Distributing Net Sale Proceeds

As noted above, the Board is strongly leaning toward a Special Distribution of the net sale proceeds to our shareholders. In a subsequent letter, we will ask you for distribution instructions. If we do not receive instructions from you, you will receive a payment or we will follow the distribution instructions on file. However, if you hold an IRA account through U.S. Bank and we have not received distribution instructions from you, your distribution will be placed into a specially designated interest-bearing account at no cost to you so that it would be considered a nontaxable event. This account will simply serve as a holding place for the funds until further direction.

Upon the close of this transaction, you will receive additional communications concerning the special distribution. You will want to talk with your financial representative about what to do with the proceeds.

Change to the Share Redemption Program (SRP)

For calendar year 2005, we have amended the SRP with changes effective for redemptions beginning on March 31, 2005. For your benefit, we have enclosed a “Special Disclosure Document,” which provides a detailed explanation of the sale and its effect on the portfolio. I would encourage you to read it carefully.

Once again, I am pleased to share this great news with you. We encourage you to speak with your financial representative, or you may wish to call our Client Services team to get answers to your questions. They can be reached at 800-557-4830 Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You may also contact a Client Services Specialist via e-mail at clientservices@wellsref.com.

Thank you for allowing us to help you reach your financial goals as we continue efforts to manage the Wells REIT to its fullest potential.

Sincerely,

Leo F. Wells III

President

Wells Real Estate Funds

Update on the Share Redemption Program (SRP)

The SRP was suspended in late December so that those of you who had pending redemption requests would have more complete information on the potential disposition and be able to make a more informed decision on whether or not to pursue redemption at this time. The Board has approved the reinstatement of the SRP for redemptions beginning at the end of March 2005. Please note, however, that if you decide to stay in the SRP pool, you will not be eligible to receive the special distribution of net sale proceeds.

If you are currently waiting in the SRP pool and wish to remain in the pool, you do not need to do anything to receive your payment, which will be issued at the end of March 2005. On the other hand, if you have changed your mind and do not want your shares redeemed, you must notify us in writing by March 15, 2005. We must receive a signed letter of instruction to cancel your request for redemption. Conversely, if you are not in the pool for redemption, please see the attached Special Disclosure Document for more information. In order for you to enter the pool, we must receive your request, in good order, by March 25, 2005. You may want to contact your financial representative to discuss the details.

This correspondence may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussion and analysis of the quality, nature, and cost of future actions; the amount and timing of the sale of real estate assets; and certain other matters. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.